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                                                                    EXHIBIT 99.4

                             REQUEST FOR DIRECTION
                                TO PARTICIPANTS
                                     IN THE
                       FBG EMPLOYEE STOCK OWNERSHIP PLAN

Dear Participant:

     I, Robert Sweetapple, have been appointed by Financial Benefit Group, Inc. ("FBG") to act as Special Trustee of the FBG Employee Stock Ownership Plan (the "ESOP") for purpose of voting the shares of FBG stock held by the ESOP at a special meeting of the shareholders of FBG to be held at 10:00 a.m., local time, on April 8, 1996 at the Radisson Suite Hotel, 7920 Glades Road, Boca Raton, Florida 33434, or any adjournment or postponement thereof.

     At this special meeting, the FBG shareholders will be asked to consider a proposal to approve the Agreement and Plan of Merger dated as of September 8, 1995, as amended (the "Merger Agreement") by and among FBG, AmVestors Financial Corporation ("AmVestors") and AmVestors Acquisition Subsidiary, Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of AmVestors, and the transactions contemplated thereby. At this special meeting, I will vote all of the FBG stock held by the ESOP. However, under the terms of the ESOP, each participant is entitled to direct me as to how I should vote the FBG stock allocated to his or her Company Stock Account under the ESOP. Accordingly, the attached form of Letter of Direction is necessary for you to express how your allocable shares under the ESOP should be voted.

     To assure that you can make an informed decision as to how your shares should be voted, I am also enclosing herewith a copy of the Joint Proxy Statement/Prospectus that is being furnished to all holders of Class A and Class B Common Stock of FBG and the holders of Common Stock of AmVestors in connection with the solicitation of proxies by the boards of directors of those corporations for use at the respective special meetings of their shareholders to approve the proposed Merger. The Joint Proxy Statement/Prospectus sets forth, or incorporates by reference, information, including financial data, relating to FBG and AmVestors and describes the terms and conditions of the proposed Merger. I urge you to review carefully these materials before completing the enclosed Letter of Direction. In reviewing the Joint Proxy Statement/Prospectus, please note that the provisions regarding shareholder proxies do not apply to your ESOP shares because you are not, legally speaking, their direct owner. If you own shares directly, and if you wish to designate a proxy to vote those shares, you should use the proxy form you receive in the regular shareholder mailing for them. For the ESOP shares, you should use the attached Letter of Direction because as an ESOP participant you are not a direct shareholder of FBG.

     Please complete, sign and date the enclosed Letter of Direction and return it to Beacon Hill Partners Inc. in the accompanying envelope, which requires no postage if mailed within the United States. To assure your confidentiality, Beacon Hill Partners Inc., which is independent of both FBG and AmVestors, will only report to me the total number of FBG shares allocated to participants' accounts under the ESOP in favor of the proposed Merger and the total number of shares against the proposed Merger. It will not report to me how any particular participant directed me to vote.

     To the extent permitted by law, I will vote the FBG shares allocated to your Company Stock Account under the ESOP in the manner you direct me.

     If you fail to return the Letter of Direction or return a Letter of Direction that does not legibly or practically instruct me how to vote your shares, I will vote your shares in a manner I consider to be in the best interest of all ESOP participants.

     Should you require assistance in completing your Letter of Direction, please feel free to contact me at Sweetapple, Broeker, & Varkus, P.A., 465 E. Palmetto Park Road, Boca Raton, FL 33432, (telephone (407) 392-1230).

                                          Very truly yours,

                                          --------------------------------------
                                          Robert Sweetapple, Special Trustee